Results of Shareholder Meetings (Unaudited)
At the special meeting of shareholders of MFS International Growth Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                  For          Withhold Authority
Jeffrey L. Shames        4,008,101.064    76,636.831
John W. Ballen           4,012,099.525    72,638.370
Lawrence H. Cohn         4,005,573.117    79,164.778
J. David Gibbons         4,012,206.544    72,531.351
William R. Gutow         4,008,625.040    76,112.855
J. Atwood Ives           4,012,831.380    71,906.515
Abby M. O'Neill          4,007,287.241    77,450.654
Lawrence T. Perera       4,014,056.321    70,681.574
William J. Poorvu        4,010,581.837    74,156.058
Arnold D. Scott          4,014,056.321    70,681.574
J. Dale Sherratt         4,009,860.871    74,877.024
Elaine R. Smith          4,009,047.602    75,690.293
Ward Smith               4,007,287.241    77,450.654
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 2,911,023.542
Against 117,528.208
Abstain 111,840.145
Broker Non-votes 944,346.000
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 2,911,023.542
Against 117,528.208
Abstain 111,840.145
Broker non-votes 944,346.000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 3,905,185.696
Against 78,102.378
Abstain 101,449.821
Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending May 31, 2002.
Number of Shares
For 3,960,245.012
Against 39,431.268
Abstain 85,061.615